Exhibit 5.2

LOEB & LOEB LLP 345 PARK AVENUE NEW YORK, NY 10154	MAIN 212.407.4000 FAX 212.407.4990

August 24, 2023

Zura Bio Limited

4225 Executive Square, Suite 600,

La Jolla, California 92037

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as securities counsel for Zura Bio Limited, a Cayman Islands corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-1 (including the prospectus constituting part thereof (the “Offering Prospectus”)) to which this opinion letter has been filed as an exhibit (the “Registration Statement”), relating to the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 30,251,124 Class A Ordinary Shares, (ii) Up to 5,910,000 Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants (as described in the Offering Prospectus), (iii) Up to 3,782,000 Class A Ordinary Shares issuable upon the exercise of the Pre-Funded Warrants (as described in the Offering Prospectus), (iv) Up to 6,899,996 Class A Ordinary Shares issuable upon the exercise of Public Warrants (as described in the Offering Prospectus), (v) 5,910,000 Private Placement Warrants to Purchase Class A Ordinary Shares, and (vi) 3,782,000 Pre-Funded Warrants to Purchase Class A Ordinary Shares. The Private Placement Warrants and Pre-Funded Warrants are collectively referred to herein as the “Securities.”

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because certain agreements governing the Securities contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Based upon the foregoing, we are of the opinion that each of the Warrants and Pre-Funded Warrants constitutes the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms.

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Zura Bio Limited August 24, 2023 Page 2

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your U.S. counsel and to all references made to us in the Registration Statement and in the Offering Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP